Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Fourth Quarter 2023 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Senior Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s fourth quarter and full year 2023 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s call Camilo Ramirez, Senior Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our fourth quarter and full year 2023 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Thanks Camilo. Good afternoon to those joining us today to discuss our fourth quarter and full year 2023 results. We are pleased to announce a strong fourth quarter, capping off another record year for red violet. It was a year of producing higher financial metrics across the board. Reflecting on the prior year in an economic climate that certainly experienced its ebbs and flows but found its footing as the year progressed, we grew revenue in the mid-teens, generated very strong margins and cash flow, and invested in our business while returning capital to shareholders via our stock repurchase program. Our industry-leading AI/ML-powered platform, proprietary linking algorithms, and core identity graph continue to be recognized by industry, and, as time passes, more and more customers and prospects are realizing that we do entity resolution better than anybody else. And entity resolution is essential for identity verification, fraud detection and prevention, and risk mitigation across industries and across transactions. Case in point: our solutions are now an integral component of the solutions of a number of the leading identity verification platform companies in the market today. These companies rely on our entity resolution capabilities to serve their many end markets. Our differentiated assets and capabilities have us very well positioned for 2024 and beyond. Given the continuing expansion of our product suite and with 2024 revenue to date off to a record start, we are very optimistic and highly focused on accelerating our business and continuing to deliver exceptional customer and shareholder value.

Now, turning to the numbers. Total revenue for the fourth quarter was $15.1 million, a 15% increase over prior year. We produced $11.7 million in adjusted gross profit, resulting in a margin of 78% in the fourth quarter, up 1-percentage point. Adjusted EBITDA for the quarter was $2.7 million, up 76% over prior year. Adjusted EBITDA margin was 18%, up 6-percentage points. Adjusted net income increased 157% to $0.3 million for the quarter, resulting in adjusted earnings of $0.02 per share. Cash and cash equivalents were $32.0 million at December 31, 2023.

Our contractual revenue was 82% for the quarter, up 5-percentage points from prior year. For those that are new to our story, it always bears mention that the fourth quarter presents some seasonality just due to the fact that there are less business days to transact around the holiday periods, which impacts our transactional revenue.

Our IDI billable customer base grew by 106 customers sequentially from the third quarter, ending the fourth quarter at 7,875 customers. FOREWARN added over 17,000 users during the fourth quarter, ending the quarter at 185,380 users. Over 400 Realtor® Associations are now contracted to use FOREWARN. We continue to hear personal stories from appreciative FOREWARN subscribers about how impactful FOREWARN is in ensuring their safety as they meet unknown prospects in often isolated locations. We are working urgently to get this essential safety tool into the hands of all real estate professionals.

For the year, total revenue increased 13% to $60.2 million, generating an adjusted gross profit of $47.1 million and adjusted EBITDA of $16.4 million. Adjusted EBITDA margin was 27%, up 3-percentage points. We saw strong customer onboarding throughout the year, with continued growth in the onboarding of higher-tier customers, with 72 customers contributing over $100,000 of revenue in 2023 compared to 67 customers in 2022. We generated $5.9 million in free cash flow in 2023, compared to generating $3.6 million in 2022.

Throughout the year, we continued our expansion within existing verticals and our move into larger enterprise, experiencing solid demand across Financial and Corporate Risk as we continued to evolve our KYC verification platform with intelligent fraud signals and scoring capabilities. We completed the integration of our leading background screening support solutions, idiCRIM, idiTRACE, and idiALIAS, which provide an essential, informed view of the consumer prior to the commencement of the background screening process. Our focus on law enforcement, within our Investigative vertical, has driven increased agency onboarding due to the accuracy and currentness of our data, our differentiated interface, leading mobile app, and unique search functionality, including our map-based criminal search, real-time arrest search, and arrest monitoring. In the last two quarters of the year, we saw signs of recovery in our Collections vertical, and that progress continues throughout the first quarter to date.

Closing out the year, we completed our idiMARKETING data integration with our holistic core consumer identity graph. We added hundreds of data attributes to the graph, with idiMARKETING products now in market to inform a vast set of industries in identity verification across the entire customer journey – from prospecting, onboarding, app login, purchase, transfer, and more. We are highly focused on these areas for 2024 with the goal of accelerating revenue by way of identity verification, background screening support, government, law enforcement, and marketing services -- as we will roll out new products and expanded capabilities throughout 2024 and beyond. Given the economic climate last year, we likely sacrificed a bit of top line growth as we tilted conservatively in managing the business and ensuring a very healthy bottom line. We, of course, will remain focused on the health of our business but we see real opportunities in our current endeavors to lean in and accelerate revenue growth in 2024 and to position ourselves for continued acceleration in subsequent years.

Given our announcement today on the appointment of Jonathan McDonald, I do want to take a little time to discuss the public sector. It is a large market opportunity for us, and we have proven, when given the chance to test against larger competition, that our platform, core consumer identity graph, and superior API functionality are differentiating in generating insights needed by government agencies to solve for their complex problems. As government is a unique industry with its own complexities, and as an example of where we are leaning in to accelerate our path, we are excited to welcome Jonathan McDonald to the red violet team. Jonathan will be joining us as EVP of Public Sector. Jonathan has over two decades of experience leading public sector divisions of global information solution providers, responsible for product development, go-to-market strategy, sales, and contract procurement. Jonathan’s prior experience includes his role as EVP, U.S. Public Sector, at TransUnion, where he was instrumental in TransUnion’s entrance into, and expansion within, the U.S. public sector. Previously, Jonathan held leadership roles at Clarivate, Pivotal Software, Dell, IBM, and LexisNexis Risk Solutions.

Another area that we had previously said we would lean in is AI, specifically deep learning. As you may recall, we discussed a few quarters ago that we are in a unique position to expand our AI capabilities given our valuable assets; namely, our AI/ML-driven platform and our high-confidence, core consumer identity graph. We are investing in this area and, at present, we have added two individuals with expertise in deep learning who are leading the charge in training transformer models to identify fraud signals across massive amounts of data, in utilizing generative AI to develop new ways of interacting with our high-confidence data assets, in using large language models to analyze data and to identify patterns and relationships to assimilate into our core identity graph, and in providing deep learning models to diverse industries to extract valuable insights and intelligence from the large volumes of data within our identity graph. We believe our key assets combined with the natural language processing capabilities of large language models, as well as the analytical advantages of deep learning, will prove invaluable to any business or organization in making more informed decisions, driving innovation, and gaining a competitive edge in today's data-driven world.

On the corporate governance front, it is important to the company that as the company and business landscape evolve, so must our Board of Directors to ensure that we can adapt to emerging opportunities and challenges, drive innovation, and solidify the long-term sustainability and growth of the company. We recently announced the appointment of Bill Livek to our Board of Directors. Bill’s multi-decade career building platform-driven solutions to derive consumer insights has established him as a leading innovator in the information services space, and we are pleased to have Bill on the red violet Board of Directors.

Turning now to our stock repurchase program. As you may recall, on December 19, 2023, our Board of Directors authorized the repurchase of an additional $5.0 million of the Company’s common stock. During the fourth quarter, the Company purchased 125,703 shares at an average price of $19.89 per share. Since inception in May of 2022, through February 29, 2024, the Company purchased a total of 289,340 shares at an average price of $18.73 per share. As of March 1, 2024, the Company had approximately $4.6 million remaining under the Stock Repurchase Program.

With that, I’ll turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon. 2023 was a strong year for red violet, again producing yearly records in revenue, gross profit, net income, adjusted EBITDA, and free cash flow. Reflecting back to the first quarter of

2023, in the shadow of some broader economic uncertainty, our goals were to advance our long-term strategic plan by converting our healthy cash flow and solid balance sheet into innovative solutions, enhanced capabilities, entry into new markets, and increasing market penetration. I’m happy to report that we executed well against those goals with several product releases in 2023, including, enhanced KYC functionality with fraud signals and scoring for the broader identity market, a robust background screening support suite that now includes idiTRACE, idiCRIM and idiALIAS, and enhanced criminal information capabilities for Law Enforcement and our Investigative vertical that includes map-based criminal search functionality, real-time arrest search, and arrest monitoring. We are now hitting the market with our idiMARKETING solution, providing more than 400 attributes across more than 260 million U.S. consumers. idiMARKETING, along with our coreIDENTITY solution, allows us the opportunity to capture the entire identity journey, and corresponding wallet share, from our customers. Through prospecting and acquisition, verification and onboarding, and protecting and personalizing, these combined solutions encompass the full customer identity lifecycle. Closing out the year, we launched several AI initiatives, including enhanced AI-driven entity resolution, predictive analytics driven by deep learning, and improved data extraction using large language models. Moving into 2024, we are extremely excited about our solution suite and the expanding applicability to the markets we serve. And, as Derek discussed our opportunity to lean in a bit to accelerate our revenue in 2024, because of our incremental margin on every growth dollar, we believe we can accomplish this acceleration while still generating increasing profitability with adjusted EBITDA margin nearing 30% and producing strong free cash flow.

At this time, I would like to discuss two updates we have made to our reporting. The first update is that we have started reporting two additional non-GAAP measures -- adjusted net income and adjusted earnings per share. We believe adjusted net income and adjusted earnings per share provides additional means of evaluating period-over-period operating performance by eliminating certain non-cash expenses and other items that might obscure trends in our operations and otherwise make comparisons of our ongoing business more difficult.

The second update relates to our supplemental metrics. Beginning with the first quarter of 2024, we will no longer provide revenue from new customers, base revenue from existing customers, and growth revenue from existing customers as supplemental metrics. As we periodically review and refine the definition, methodology, and appropriateness of our supplemental metrics, the way these supplemental revenue metrics are currently defined and tracked have become less relevant to management internally and we believe they no longer provide meaningful information to understand or evaluate the trends in our business.

Turning now to our fourth quarter results, for clarity, all the comparisons I will discuss today will be against the fourth quarter of 2022, unless noted otherwise.

Total revenue was $15.1 million, a 15% increase over prior year. We produced $11.7 million in adjusted gross profit, resulting in a margin of 78% in the fourth quarter, up 1-percentage point. Adjusted EBITDA for the quarter was $2.7 million, up 76% over prior year. Adjusted EBITDA margin was 18%, up 6-percentage points. Adjusted net income increased 157% to $0.3 million for the quarter, resulting in adjusted earnings of $0.02 per share.

Moving through the details of our P&L, as mentioned, revenue was $15.1 million for the fourth quarter. Digging in a bit to IDI’s revenue segments, we saw strong double-digit percentage revenue growth in Financial and Corporate Risk, as well as within our Investigative segment, which was led by Law Enforcement, where we continue to focus sales resources and are making nice traction. Continuing the trend we saw last quarter; Collections revenue as a percentage over prior year grew in the high single digits. After a year of negative year-over-year quarterly growth, we have now had two consecutive quarters of year-over-year quarterly growth within our Collections vertical. We remain cautiously optimistic regarding these recent trends as we are starting to see stronger consistent volumes across our Collections customer base. Rounding out IDI, both Emerging Markets, which is comprised of multiple industries, and Real Estate, which does not include FOREWARN, were down a few percentage points over prior year. Our IDI billable customer base grew by 106 customers sequentially from the third quarter, ending the fourth quarter at 7,875 customers.

As it relates to FOREWARN revenue, we continue to see strong adoption from associations which drove solid growth in the quarter. As we discussed on our last earnings call, we proudly announced an agreement with Florida Realtors®, the largest state REALTOR Association in the Unted States, to begin using FOREWARN in January 2024. While Florida’s revenue is not included in our fourth quarter results presented today, this win is indicative of the continued progress in market penetration for FOREWARN. FOREWARN added over 17,000 users during the fourth quarter, ending the quarter at 185,380 users. Over 400 Realtor® Associations are now contracted to use FOREWARN.

Our contractual revenue was 82% for the quarter, up 5-percentage points from prior year. Our gross revenue retention percentage was 92%, compared to 95% in prior year. We expect our gross revenue retention percentage to trend between 90% and 95% for the foreseeable future.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.2 million or 9% to $3.3 million. This $0.2 million increase was primarily a result of an increase in data acquisition costs. Adjusted gross profit increased 17% to $11.7 million, producing an adjusted gross margin of 78%, a 1-percentage point increase over fourth quarter 2022.

Sales and marketing expenses increased $0.5 million or 17% to $3.5 million for the quarter. This increase was due primarily to an increase in salaries and benefits and advertising and marketing. The $3.5 million of sales and marketing expense for the quarter consisted primarily of $1.9 million in employee salaries and benefits and $0.7 million in sales commissions.

General and administrative expenses decreased $0.2 million or 3% to $6.9 million for the quarter. This decrease was primarily the result of a $0.2 million decrease in share-based compensation expense. The $6.9 million in general and administrative expenses for the quarter consisted primarily of $4.1 million of employee salaries and benefits, which included year-end bonuses as part of our company’s discretionary bonus plan, $1.2 million of non-cash share-based compensation expense, and $0.9 million in accounting, IT and other professional fees.

Depreciation and amortization increased $0.4 million or 22% to $2.2 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

Our net loss for the quarter narrowed $0.4 million or 31% to $1.1 million.

We reported a loss of $0.08 per basic and diluted share for the quarter based on a weighted average share count of 14.0 million shares.

Adjusted net income for the quarter increased $0.2 million or 157% to $0.3 million, which resulted in adjusted earnings of $0.02 per basic and diluted share.

Moving on to the balance sheet. Cash and cash equivalents were $32.0 million at December 31, 2023, compared to $31.8 million at December 31, 2022. Current assets were $40.3 million compared to $38.1 million and current liabilities were $4.9 million compared to $5.4 million.

We generated $15.1 million in cash from operating activities for the year ended December 31, 2023, compared to generating $12.5 million in cash from operating activities for the same period in 2022.

We generated $5.9 million in free cash flow in 2023, compared to generating $3.6 million in 2022.

Cash used in investing activities was $9.1 million for the year ended December 31, 2023, mainly the result of $9.0 million used for software developed for internal use. Cash used in investing activities in prior year was $8.8 million.

Cash used in financing activities was $5.7 million for the year ended December 31, 2023, mainly the result of two items. One, purchasing 195,740 shares of company common stock for $3.7 million under our stock repurchase program at an average price of $19.14 per share. And, two, acquiring approximately 99,234 shares of company common stock for $2.0 million from the net share tax settlement of employee restricted stock units. These shares were withheld in treasury and retired prior to the end of the year.

During the same period 2022, cash used in financing activities was $6.1 million. This was the result of mainly two items. One, acquiring approximately 252,000 shares of company common stock for $5.2 million from the net share tax settlement of employee restricted stock units and, two, purchasing 50,000 shares of company stock for $0.9 million under our stock repurchase program at an average price of $17.52 per share. These shares were withheld in treasury and retired prior to the end of the year.

As it relates to our stock repurchase program, we will continue to monitor prevailing market conditions and other opportunities that we have for the use or investment of our cash balances and, as applicable, strategically acquire additional shares in accordance with our repurchase program.

In closing, we are pleased with our fourth quarter and full year results. With revenue off to a record start, increasing opportunity within current markets, and additional solutions to penetrate new markets, we are excited to accelerate revenue and produce another record year in 2024.

With that, our operator will now open the line for Q&A.

Operator

Thank you. As a reminder, to ask a question, you will need to press *11 on your telephone. Again, that’s *11 on your telephone to ask a question. To remove yourself from the question que, you may press *11 again. Please stand by while we compile the Q&A roster. Again, to ask a question, that’s *11 on your telephone. As there are no questions in que, I would like to turn the call back over to Derek Dubner for closing remarks. Sir.

Derek Dubner

Thank you. We are pleased to have reported another strong quarter and record year for red violet. We are executing upon our strategic plan, which includes our robust product roadmap. We are well positioned to accelerate the business and to deliver exceptional customer and shareholder value. Good afternoon.

Operator

This concludes today's conference call. Thank you for participating. You may now disconnect.